UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 27, 2006

ADVANCED LIFE SCIENCES HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

000-51436
Delaware	(Commission	30-0296543
(State or other jurisdiction	File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

1440 Davey Road
Woodridge, Illinois 60517	60517
(Address of principal executive offices)	(Zip Code)

(630) 739-6744

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 27, 2006, Advanced Life Sciences Holdings, Inc. and its subsidiary Advanced Life Sciences, Inc. (the “Company”) entered into a Stock Purchase Agreement with its joint venture partner, the State Government of Sarawak, Malaysia (the “Sarawak Government”) pursuant to which the Sarawak Government, though CRAUN Research Sdn. Bhd., agreed to purchase the Company’s 50% equity interest in Sarawak MediChem Pharmaceuticals, Inc. (“SMP”).  Under the terms of the Stock Purchase Agreement, the Sarawak Government shall pay the Company $1 million for its entire equity interest in SMP.  The parties made certain representations and warranties in the Stock Purchase Agreement and mutually agreed to waive any future legal claims otherwise arising out of the SMP joint venture.

As a result of the transaction, the Sarawak Government shall own 100% of SMP and its HIV-therapeutic candidate, Calanolide A.  Accordingly, the Company will not manage the development of Calanolide A or its related compounds going forward.  In connection with the Stock Purchase Agreement, the Company and the Sarawak Government have agreed to terminate the Joint Venture Agreement between the parties dated December 21, 1996, and the Company will have no continuing relationship with the Sarawak Government.  Closing is expected to occur by December 21, 2006 subject to certain closing conditions.

(d)           Exhibits:

Exhibit No.	Description

10.1	Stock Purchase Agreement dated October 27, 2006 between CRAUN Research Sdn. Bhd. and Advanced Life Sciences Holdings, Inc. and its subsidiary Advanced Life Sciences, Inc.

10.2	Agreement dated October 27, 2006 between CRAUN Research Sdn. Bhd. and Advanced Life Sciences Holdings, Inc. and its subsidiary Advanced Life Sciences, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED LIFE SCIENCES HOLDINGS, INC.

Date: November 2, 2006	By:	/s/ Michael T. Flavin
	Name:	Michael T. Flavin, Ph.D.
	Title:	Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Stock Purchase Agreement date October 27, 2006 between CRAUN Research Sdn. Bhd. and Advanced Life Sciences Holdings, Inc. and its subsidiary Advanced Life Sciences, Inc.

10.2	Agreement date October 27, 2006 between CRAUN Research Sdn. Bhd. and Advanced Life Sciences Holdings, Inc. and its subsidiary Advanced Life Sciences, Inc.